Exhibit 99.1

Monmouth Board of Directors Reaffirms Unanimous Support for Merger with Equity Commonwealth

No Action Needs to Be Taken by Monmouth Stockholders at This Time

HOLMDEL, N.J., July 22, 2021 – Monmouth Real Estate Investment Corporation (NYSE: MNR, “Monmouth” or “the Company”) announced that its Board of Directors (the “Board”) has reaffirmed its unanimous support for the Company’s pending merger with Equity Commonwealth (NYSE: EQC, “EQC”).

As previously disclosed, on July 8, 2021 Monmouth received an unsolicited acquisition proposal from Starwood Capital Group (“Starwood Capital”). Under the proposal, as subsequently amended on July 15, 2021, Starwood Capital proposed that its affiliate Starwood Real Estate Income Trust, Inc. would acquire 100% of the outstanding equity of Monmouth for net cash consideration of $18.88 per Monmouth common share. On July 21, 2021, Monmouth’s common shares closed at $19.10 per share.

Starwood Capital’s amended proposal reflects a stated purchase price of $19.51 per share reduced by the termination fee of approximately $62.2 million, or $0.63 per share, if Monmouth terminates the merger agreement it previously entered into with EQC in accordance with its terms to accept the amended proposal.

Monmouth’s Board, in consultation with its financial and legal advisors, carefully evaluated the terms of Starwood Capital’s unsolicited acquisition proposal as amended and determined that the pending transaction with EQC represents the best opportunity to maximize value for Monmouth stockholders. The Board does not believe the terms set forth in Starwood Capital’s amended acquisition proposal would provide a basis for discussions regarding an alternative transaction.

“As a Board, we carefully considered the unsolicited proposal and its amendment, and noted it is less than the proposal previously submitted by Starwood Capital as part of our strategic review process,” said Brian Haimm, Lead Independent Director of Monmouth. “We ran an exhaustive strategic alternatives process, and carefully considered Starwood Capital’s all-cash proposal, among a number of other strategic alternatives.  Ultimately, the Board unanimously concluded – and has now unanimously reaffirmed – that the EQC transaction is the best path forward for Monmouth stockholders.  Monmouth’s Board of Directors is committed to maximizing value and we remain confident that the pending merger with EQC will deliver substantial long-term value to our stockholders.”

“Our pending merger with EQC marks an exciting new chapter for Monmouth, and it will deliver clear benefits for Monmouth stockholders,” said Michael P. Landy, President and CEO of Monmouth. “The combined company is expected to have a strong balance sheet, prudent growth strategy and significant real estate expertise under the leadership of Sam Zell and David Helfand. The pending transaction offers Monmouth stockholders the opportunity to continue to participate in the fast-growing industrial sector. We look forward to putting the transaction to a vote of our stockholders and consummating the EQC merger.”

In reviewing Starwood Capital’s unsolicited proposal, the Board, in consultation with Monmouth’s financial and legal advisors, carefully considered numerous factors and concluded that the merger with EQC remains in the best interest of Monmouth stockholders.  Among the factors considered by the Monmouth Board in favor of the EQC merger were the following:

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The merger provides Monmouth stockholders with the opportunity to participate in the significant upside potential of the combined company and the anticipated long-term growth of the industrial real estate sector driven by the rapidly growing e-commerce economy.

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The merger enables Monmouth stockholders to benefit from the expertise and proven track record of EQC’s executive team, led by legendary investor Sam Zell as Chairman and David Helfand as CEO, to implement a successful growth strategy.

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The merger provides access to EQC’s considerable financial resources, including approximately $2.5 billion in available cash, to execute on the combined company’s growth strategy without needing to raise additional debt or equity capital for the foreseeable future.

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Common stockholders will benefit from a significantly strengthened balance sheet following the payoff of Monmouth’s Series C Preferred Stock in connection with the merger and resulting savings of approximately $34 million per year and from the combined company’s lower cost of capital and broadened access to liquidity going forward.

-	Monmouth stockholders will benefit from a significant increase in market liquidity given the combined company’s expected $5.5 billion public equity market capitalization.
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The merger allows Monmouth common stockholders to continue receiving quarterly dividends during the pendency of the EQC merger, including Monmouth’s recently declared quarterly common dividend of $0.18 per share payable on or before September 15, 2021.  Following the closing of the EQC merger, the combined company is expected to pay a quarterly dividend to all stockholders.

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Monmouth common stockholders will receive EQC common shares in the merger on a tax efficient basis, thereby allowing Monmouth’s many long-term investors to defer unrealized gains that would otherwise be realized in a cash sale.

Monmouth stockholders will receive a joint proxy statement/prospectus prepared by Monmouth and EQC seeking stockholder approval of the merger and will be encouraged to vote for the pending merger.  Any stockholder who has questions about the voting of shares after receiving and reviewing the joint proxy statement/prospectus may contact Monmouth’s proxy solicitor, Okapi Partners, toll-free, at (888) 785-6668.

J.P. Morgan Securities LLC and CS Capital Advisors, LLC are acting as financial advisors and Stroock & Stroock & Lavan LLP is serving as legal advisor to Monmouth.

About Monmouth
Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 120 properties containing a total of approximately 24.5 million rentable square feet, geographically diversified across 31 states. The Company’s occupancy rate as of this date is 99.7%.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding the merger with EQC. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward looking statements by discussions of strategy, plans or intentions. Any forward-looking statements contained in this press release reflect Monmouth’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. For a further discussion of other factors that could cause Monmouth’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Monmouth’s most recent Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q. While forward-looking statements reflect Monmouth’s good faith beliefs, they are not guarantees of future performance. Monmouth disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Participants in the Solicitation
Monmouth and certain of its directors and executive officers and other employees may be deemed to be participants in the solicitation of proxies from Monmouth’s stockholders in connection with the proposed merger with EQC under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Monmouth in Monmouth’s Annual Report on Form 10-K for Monmouth’s fiscal year ended September 30, 2020, which was filed with the SEC on November 23, 2020, as well as in Monmouth’s other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant proxy materials filed with the SEC in respect of the proposed merger.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information and Where to Find It
In connection with the proposed merger with EQC, Monmouth intends to file a proxy statement/prospectus with the U.S. Securities and Exchange Commission (“SEC”), which will be sent to the common stockholders of Monmouth seeking their approval of the proposed merger and the common stockholders of EQC seeking their approval of the issuance of EQC common stock in connection with the merger. Monmouth and EQC may also file other documents regarding the proposed merger with the SEC. This press release is not intended to be, and is not, a substitute for such filings or for any other document that Monmouth and/or EQC may file with the SEC in connection with the proposed merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MONMOUTH, EQC, AND THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Monmouth, when they become available, through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC on Monmouth’s website at www.mreic.reit.

Contacts:

Investors
Becky Coleridge
(732) 577-9996
mreic@mreic.com

Media
Andrew Siegel / Amy Feng / Kara Brickman
Joele Frank
(212) 355-4449